GREENLIGHT RE ANNOUNCES
FIRST QUARTER 2010 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (May 3, 2010) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the first quarter of 2010.  Greenlight Re reported a net loss of $12.4 million for the first quarter of 2010 compared to net income of $27.8 million for the same period in 2009.  The net loss per share was $0.34 for the first quarter of 2010, compared to fully diluted earnings per share of $0.77 for the same period in 2009.

Fully diluted adjusted book value per share was $18.60 as of March 31, 2010, a 1.9% decrease from $18.95 per share as of December 31, 2009.

“In the first quarter of 2010 we continued our strong underwriting performance in a challenging reinsurance marketplace,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “Our relatively conservative investment portfolio generated a small loss as both long and short positions modestly underperformed.”

Other financial and operating highlights for Greenlight Re for the first quarter ended March 31, 2010 include:

●
Gross written premiums in the first quarter of 2010 were $66.9 million compared to $71.9 million in the first quarter of 2009, while net earned premiums were $55.3 million, an increase from $46.2 million reported in the first quarter of last year.

●	The combined ratio was 92.6% in the first quarter of 2010 compared to 103.6% in the first quarter of 2009.

●
A net investment loss of $16.8 million or 1.9% was reported on the investment portfolio in the first quarter of 2010, compared to net investment income of $27.7 million in the first quarter of 2009, a 4.6% gain.

“We made important progress in building on our differentiated reinsurance franchise during the quarter, despite a challenging pricing environment,” said Len Goldberg, Chief Executive Officer of Greenlight Re. “We are pleased with the performance and positioning of our underwriting portfolio, and continue to see interesting opportunities in select lines of business. Consistent with our focus on only writing accounts that we believe can generate an acceptable return on capital, we have maintained a conservative underwriting strategy while reserving significant capacity for an eventual upturn in pricing.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the first quarter of 2010 on Tuesday, May 4, 2010 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. First Quarter 2010 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free                                          1-800-860-2442
International                                           1-412-858-4600

The conference call can also be accessed via webcast at:

http://www.talkpoint.com/viewer/starthere.asp?Pres=130664

A telephone replay of the call will be available from 11:00 a.m. Eastern time on May 4, 2010 until 9:00 a.m. Eastern time on May 19, 2010.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 439931. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky.

###

Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value.  We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is an AM Best "A-" (Excellent) rated specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2010 and December 31, 2009
(expressed in thousands of U.S. dollars, except per share and share amounts)

	March 31, 2010 (unaudited)	December 31, 2009
Assets
Investments
Debt instruments, trading, at fair value	$90,721	$95,838
Equity securities, trading, at fair value	652,869	593,201
Other investments, at fair value	157,395	141,561
Total investments	900,985	830,600
Cash and cash equivalents	52,105	31,717
Restricted cash and cash equivalents	610,455	590,871
Financial contracts receivable, at fair value	24,377	30,117
Reinsurance balances receivable	106,130	82,748
Loss and loss adjustment expense recoverable	8,199	7,270
Deferred acquisition costs, net	36,626	34,401
Unearned premiums ceded	4,869	6,478
Notes receivable	15,175	15,424
Other assets	3,231	4,754
Total assets	$1,762,152	$1,634,380
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$584,926	$570,875
Financial contracts payable, at fair value	14,787	16,200
Due to prime brokers	112,829	—
Loss and loss adjustment expense reserves	146,253	137,360
Unearned premium reserves	128,283	118,899
Reinsurance balances payable	31,686	34,301
Funds withheld	15,612	14,711
Other liabilities	11,082	12,796
Total liabilities	1,045,458	905,142
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,160,953 (2009: 30,063,893); Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2009: 6,254,949))	3,642	3,632
Additional paid-in capital	482,366	481,449
Non-controlling interest in joint venture	29,517	30,597
Retained earnings	201,169	213,560
Total shareholders’ equity	716,694	729,238
Total liabilities and shareholders’ equity	$1,762,152	$1,634,380

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (UNAUDITED)

For the three months ended March 31, 2010 and 2009
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended March 31,
	2010	2009
Revenues
Gross premiums written	$66,887	$71,871
Gross premiums ceded	(578)	(1,220)
Net premiums written	66,309	70,651
Change in net unearned premium reserves	(10,993)	(24,458)
Net premiums earned	55,316	46,193
Net investment (loss) income	(16,831)	27,717
Other (expense) income, net	(154)	2,124
Total revenues	38,331	76,034
Expenses
Loss and loss adjustment expenses incurred, net	29,135	30,196
Acquisition costs, net	16,910	13,245
General and administrative expenses	5,147	4,378
Total expenses	51,192	47,819
Net (loss) income before non-controlling interest and income tax expense	(12,861)	28,215
Non-controlling interest in loss (income) of joint venture	479	(330)
Net (loss) income before income tax expense	(12,382)	27,885
Income tax expense	(9)	(75)
Net (loss) income	$(12,391)	$27,810
Earnings (loss) per share
Basic	$(0.34)	$0.77
Diluted	$(0.34)	$0.77
Weighted average number of ordinary shares used in the determination of
Basic	35,949,107	36,078,258
Diluted	35,949,107	36,334,870

The following table provides the ratios for the three months ended March 31, 2010 and 2009:

	Three months ended March 31, 2010			Three months ended March 31, 2009
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	62.6%	4.4%	52.7%	53.3%	92.3%	65.4%
Acquisition cost ratio	34.9%	9.7%	30.6%	42.3%	(1.7)%	28.7%
Composite ratio	97.5%	14.1%	83.3%	95.6%	90.6%	94.1%
Internal expense ratio			9.3%			9.5%
Combined ratio			92.6%			103.6%